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                                                                      EXHIBIT 99

                    SS&C TECHNOLOGIES, INC. TO REPURCHASE UP
                       TO $20 MILLION OF ITS COMMON STOCK

         Windsor, CT, May 23, 2000 - SS&C Technologies, Inc. (Nasdaq: SSNC) today announced that its board of directors has authorized the repurchase of shares of the Company's common stock up to a total expenditure of $20 million over the next year as market and business conditions warrant, in open market, negotiated, and block transactions. The repurchased shares will be used for general corporate purposes. SS&C has 16.1 million shares outstanding as of April 30, 2000. At the current market price of $4.59 (as of close of market May 23, 2000), SS&C's approximate market capitalization is $74 million.

         William C. Stone, SS&C's President, Chief Executive Officer, and Chairman of the Board, said "The Company's cash and marketable securities of approximately $53 million gives us ample capability to buy back shares at attractive prices. This stock repurchase program reflects management's belief in the value of our people, products, and markets. Our Company is here for today, tomorrow, and the long-term."

ABOUT SS&C TECHNOLOGIES, INC.

         With offices in the US, Canada, Europe, and Asia, SS&C is a leading provider of financial software solutions, services, and expertise to asset managers worldwide. SS&C primarily targets its products and services to large-scale, sophisticated investment enterprises who use the trading, accounting, reporting, and analysis solutions to manage, in aggregate, more than $3 trillion in assets. Additional Company information is located at www.ssctech.com.